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                                                                     EXHIBIT 2.2

                 CLOSING SUPPLEMENT TO STOCK PURCHASE AGREEMENT

         This Closing Supplement to Stock Purchase Agreement (this "Supplement") is dated as of the 26th day of February, 1996, by and among Vibroplant plc, a company incorporated under the laws of England and Wales (the "Parent"), Vibroplant Investments, Ltd., a company incorporated under the laws of England and Wales and a wholly-owned subsidiary of Parent (the "Company"), and Primeco Inc., a Texas corporation ("Buyer"). Collectively, Parent and Company are referred to herein as "Seller."


                                R E C I T A L S

         WHEREAS, Buyer and Seller have entered into a Stock Purchase Agreement, dated as of January 9, 1996 (the "Stock Purchase Agreement");

         WHEREAS, in connection with consummating the transactions contemplated by the Stock Purchase Agreement, Buyer and Seller desire to enter into certain supplemental agreements in connection with the Stock Purchase Agreement.


                               A G R E E M E N T

         NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

         1. Definitions. Capitalized terms not defined herein shall have the meanings given them in the Stock Purchase Agreement.

         2. Payment of Guy W. Ramsey. In addition to the portions of the Purchase Price to be disbursed by Buyer in Section 2.3 of the Stock Purchase Agreement, Buyer shall remit from the Purchase Price to Guy W. Ramsey $400,000 (the "Ramsey Settlement Amount"), representing the amount to be paid to Guy W. Ramsey under the Settlement Agreement, on behalf of Seller in immediately available funds by wire transfer or other means acceptable to Guy W. Ramsey, and the portion of the Purchase Price remitted to Seller pursuant to such
Section 2.3 of the Stock Purchase Agreement shall be reduced by the Ramsey Settlement Amount, in addition to the other disbursements listed in Section 2.3 of the Stock Purchase Agreement.

         3. Completion Bonuses. Seller shall promptly pay to Subsidiary, upon receipt of notice from Buyer or Subsidiary that such payments are due and payable, 50% of the following completion bonuses:

             Linda Morgan                  2 months base salary

             Pam Sastre                    2 months base salary

             Ben Fort                      2 months base salary

             Lori McCormack                2 months base salary

             Tom Reeve                     2 months base salary
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         4.  Fleet Pre-Closing Audit Adjustment.  The amount set forth on the
Fleet Audit Schedule representing Missing Rental Equipment does not exceed $50,000, and consequently there is no Fleet Pre-Closing Audit Adjustment, and the Purchase Price shall not be reduced thereby.

         5. Pre-Closing Tax Refund. The Purchase Price shall not be adjusted at Closing for the Pre-Closing Refund Amount, and as of the Closing the Pre-Closing Refund Amount is zero. This Section 5 shall not affect the ability of Seller to receive tax refunds and applicable interest to which Seller is entitled under Section 5.5 of the Stock Purchase Agreement.

         6. Payments to Seller. Payments to Seller pursuant to Section 2.3 of the Stock Purchase Agreement shall be made to the Company on behalf of the Seller, and Buyer shall have no responsibility for the distribution or allocation, if any, of such payments between Parent and Company.

         7. Glen Burnie Property. Seller shall provide to Buyer within 10 business days of the date of this Supplement a Special Warranty Deed in recordable form acceptable to Southwest Land Title Company's Maryland counsel transferring record title to the Glen Burnie, Maryland property more particularly described in Exhibit A attached hereto to Vibroplant U.S., Inc., a Florida corporation and its successors and assigns.

         8.  Management Fee; Dividend.

             (a) Withholding; Holdback. Payment of the Intercompany Account by the Subsidiary pursuant to Section 2.5 of the Stock Purchase Agreement shall be less (i) withholding tax of $50,000 on $1,000,000 of the Management Fee, and
(ii) a $25,500 holdback (the "Holdback") in respect of the other $500,000 of the Management Fee. Buyer shall, or shall cause the Subsidiary to, hold the Holdback in an interest bearing deposit account until distributed pursuant to
Section 8(b) of this Supplement.

             (b) Documentation of Management Fee. Within 45 days after the Closing Date, Seller shall provide to Buyer documentation of activities or expenses incurred by Seller that Seller believes support the Subsidiary's deduction, for federal income tax purposes, of $500,000 of the Management Fee as a management fee (in addition to any other management fees paid by Subsidiary to Seller in prior years). Upon delivery of such documentation to Buyer, Buyer shall have 10 business days to consider such documentation. At the end of such 10 business day period, if in the exercise of Buyer's reasonable discretion Buyer concludes that such documentation does not support treating all or a portion of such $500,000 as a management fee that is deductible for tax purposes, Buyer shall so notify Seller, and Seller, Subsidiary and Buyer shall to that extent treat all or a portion of such $500,000 as a dividend to Seller. Seller shall be liable for withholding tax and any applicable interest and penalties in respect of such dividend. The portion of the Holdback representing applicable withholding tax plus applicable interest and penalties on such portion of the $500,000 treated as a dividend shall be paid to the United States Internal Revenue Service, with any balance remaining of the Holdback being promptly remitted to the Company for the benefit of Seller. To the extent such withholding tax, interest and penalties exceeds the Holdback, Seller shall promptly remit such excess to Buyer.

         9. Settlement Agreement. In connection with the payments to be made under the Settlement Agreement and Release, dated as of February 23, 1996 (the "Executive Settlement Agreement"), by and among the Subsidiary, the Parent, Michael Murnin, Randal Shields, Lloyd
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Glick, Randolph Goss, Thomas Darnell, Chris Fix, Carlos Goff and Cathy
Albritton (collectively, the "Management") Buyer and Seller agree as follows:

             (a) Divestiture Bonus Payments. Seller shall be liable for all Divestiture Bonus Payments (as defined in the Executive Settlement Agreement) set forth in Section 1 of the Executive Settlement Agreement and any and all other payments due a member of Management or other employee of the Subsidiary as a result of the consummation of the transactions contemplated by the Stock Purchase Agreement ("Other Divestiture Bonus Payments"), except that liability for the completion bonuses set forth in Section 3 hereof shall be as set forth therein. The amount of $1,024,500 (the "Divestiture Bonus Amount"), representing the aggregate amount of the Divestiture Bonus Payments set forth in Section 1 of the Executive Settlement Agreement, shall be withheld from the payment of the Purchase Price, and shall constitute the "Divestiture Bonus Amount" to be withheld from the Purchase Price pursuant to Section 2.3 of the Stock Purchase Agreement. Of such Divestiture Bonus Amount withheld from the Purchase Price, Buyer shall pay $602,500 at Closing as follows:

               Michael Murnin                       $256,000
               Lloyd Glick                          $115,500
               Randolph Goss                        $115,500
               Thomas Darnell                       $115,500


Buyer shall deposit the remaining $422,000 of the Divestiture Bonus Amount (the "Bonus Escrow Amount") in the Bonus Escrow Account pursuant to Section 10 of this Supplement.

             (b) Short-Term Bonuses. The Subsidiary shall be liable for all short-term bonuses set forth in Section 2 of the Executive Settlement Agreement.

             (c) Earned Vacation. The Subsidiary shall be liable for the amounts of earned vacation set forth in Section 3 of the Executive Settlement Agreement.

             (d) Severance Payments. Seller shall be liable for $121,835 of the severance amounts listed in Section 4(a) of the Executive Settlement Agreement, as allocated to Seller in accordance with Section 2.11 of the Stock Purchase Agreement. Of the $121,835, $98,750 shall be withheld from the Purchase Price at the Closing as Seller's portion of the Severance Amounts due to Messrs. Murnin, Glick, Goss, and Darnell. The Seller shall pay the Subsidiary the remaining $23,085 promptly upon receipt of notice from the Buyer or Subsidiary that such amount is due and payable to Randal Shields.

             (e) Other Benefits. Subsidiary shall be liable for the other benefits to be provided pursuant to Sections 4(c), (d), (e) and (f) of the Executive Settlement Agreement.

         10. Bonus Escrow Provisions.

             (a) Bonus Escrow Amount. At Closing Buyer shall pay the Bonus Escrow Amount into an escrow account (the "Bonus Escrow Account") established pursuant to the terms and provisions of the escrow agreement attached hereto as Exhibit "A" (the "Bonus Escrow Agreement"). The Bonus Escrow Agreement attached as Exhibit "A" hereto shall supersede and replace the bonus escrow agreement attached as Exhibit "B" to the Stock Purchase Agreement.
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             (b)   Disbursement from Escrow Account.  Seller shall remain
liable for all Divestiture Bonus Payments or Other Divestiture Bonus Payments (except that liability for the completion bonuses set forth in Section 3 hereof shall be as set forth therein), but to the extent funds are available in the Bonus Escrow Account to make such payments, such payments shall be made from the Bonus Escrow Account.

             (c) Other Payments. In the event the aggregate amount of the Divestiture Bonus Payments and any Other Divestiture Bonus Payments exceeds the Divestiture Bonus Amount, the Seller shall promptly remit such excess to the Subsidiary or to the parties specified pursuant to Section 6(a) of the Bonus Escrow Agreement.

         11.  Indemnification.

             (a) Indemnity. Seller hereby agrees to indemnify, defend and hold harmless the Buyer Group for any Losses arising from or in connection with
(i) the Executive Settlement Agreement, including without limitation any amounts payable for indemnification of Management arising out of or in connection with a breach of any provision of the Executive Settlement Agreement and any action to enforce any provision of the Executive Settlement Agreement arising out of such breach, except (A) for any breach of the Executive Settlement Agreement by the Subsidiary not caused by Seller, (B) for amounts for which Buyer or the Subsidiary is liable under this Supplement and (C) to the extent of Seller's indemnification rights under the Stock Purchase Agreement, as supplemented, modified and amended by this Supplement, (ii) payment of Divestiture Bonus Payments or Other Divestiture Bonus Payments, or
(iii) payment of any Severance Amounts, except to the extent Buyer has agreed to pay such amounts pursuant to Section 2.11 of the Stock Purchase Agreement.

             (b) Procedure for Indemnification. Claims for indemnification under this Section 11 in respect of Third Party Claims shall be governed by the provisions of Section 9.3 of the Stock Purchase Agreement.

             (c) Covenants and Agreements. The respective covenants and agreements of Buyer and Seller in this Supplement shall constitute covenants and agreements of Buyer and Seller respectively under the Stock Purchase Agreement, and each of Buyer and Seller shall have their respective indemnification obligations set forth in Article IX of the Stock Purchase Agreement in respect of any breach or non-fulfillment of any such covenants or agreements.

         12. Benefit of Deduction. In connection with the Subsidiary's payment of all amounts due under the Executive Settlement Agreement to Management, for purposes of determining Seller's liability for Taxes as set forth in Section 5.5(a)(i) of the Stock Purchase Agreement, Taxes for any Tax period or deemed Tax period shall be determined without permitting Subsidiary a deduction for the amounts paid under the Executive Settlement Agreement to Management (the "Deduction"); provided, that Subsidiary shall be permitted a deduction for the Divestiture Bonus Payments of $1,024,500 and Seller's portion of Severance Amounts as allocated pursuant to Section 2.11 of the Stock Purchase Agreement. Buyer shall be entitled to any refund of Taxes of Subsidiary or any of its former subsidiaries to the extent attributable to the Deduction, except to the extent attributable to the Divestiture Bonus Payments or Seller's portion of the Severance Amounts.
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         13.  Supplement Controls.  In the event of a conflict between the terms of this Supplement and the terms of the Stock Purchase Agreement, this Supplement shall control.

         14. GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

         15. Counterparts. This Supplement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same documents.


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         IN WITNESS WHEREOF, Buyer and Seller have caused this Supplement to be executed as of the day and year first written above.


                                        VIBROPLANT PLC

                                        By:      /s/ Eric Woolley
                                                --------------------------------

                                        Name:    Eric Woolley
                                                --------------------------------

                                        Title:   Director
                                                --------------------------------



                                        VIBROPLANT INVESTMENTS, LTD

                                        By:      /s/ Erick Woolley
                                                --------------------------------

                                        Name:    Eric Woolley
                                                --------------------------------

                                        Title:   Director
                                                --------------------------------



                                        PRIMECO INC.

                                        By:      /s/ Kevin L.  Loughlin
                                                --------------------------------

                                        Name:    Kevin L.  Loughlin
                                                --------------------------------

                                        Title:   Executive Vice President
                                                --------------------------------